United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006 (September 27, 2006)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2006, ePlus inc. (“ePlus” or “the Company”) entered into a Fourth Amendment to Credit Agreement (“the Amendment”) to a Credit Agreement dated September 23, 2005 (“Credit Agreement”) with National City Bank, as Administrative Agent ("Agent"), and Branch Banking and Trust Company of Virginia (“BB&T”). The Amendment grants the Company a waiver until November 15, 2006 to deliver audited financial statements and projections for its fiscal year 2007. In addition, the Amendment provided the Company with a limited waiver for its failure to provide its annual audited financial statements and fiscal year 2007 projections prior to September 30, 2006, as required under the terms of the Credit Agreement as previously amended.  In addition, Agent and BB&T have provided the Company with a waiver ("the Waiver") from the limitations on liens on the collateral covered by the Credit Agreement.  The Waiver is limited to liens necessary under the inventory financing agreements between ePlus Technology, inc., a subsidiary of ePlus inc., and GE Commercial Distribution Finance Corporation.

In certain events of default, as set forth in the Credit Agreement and not revised in the Amendment, the lenders may terminate the Credit Agreement and accelerate the maturity of any amounts then owed under the Credit Agreement.

The foregoing description of the Amendment and the Waiver is qualified in its entirety by reference to the Amendment and the Waiver, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) The following exhibits are filed as part of this report:

Exhibit Number	Exhibit Description
10.1	Fourth Amendment to the Credit Agreement dated September 27, 2006 between ePlus inc. and National City Bank and Branch Banking and Trust Company of Virginia
10.2	Waiver dated September 27, 2006 by National City Bank and Branch Banking and Trust Company of Virginia

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: October 3, 2006	Chief Financial Officer

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